Exhibit 99.4 {B1933109; 1} FIRST AMENDMENT TO LEASE This is a First Amendment to Lease (this “First Amendment”) dated as of January _1_, 2016 by and between RMR West LLC, a Massachusetts limited liability company (“Landlord”) and Sonesta International Hotels Corporation, a Maryland corporation (“Tenant”). WHEREAS, Landlord and Tenant are parties to a Lease dated June 1, 2015 (“Lease”) with respect to premises in the building (the “Building”) located at 255 Washington Street, Newton, MA and known as Two Newton Place; and WHEREAS, Landlord and Tenant wish to amend the Lease to provide for the leasing of certain storage space by Tenant, subject to and upon the terms and conditions hereinafter provided. NOW, THEREFORE, in consideration of the foregoing and for other consideration the mutual receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows: 1. Capitalized terms used and not otherwise defined in this First Amendment shall have the meanings attributed to such terms in the Lease. 2. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord certain storage space (“Storage Space”) in the Building, such Storage Space shall be mutually agreed to by Landlord and Tenant. The Storage Space will be delivered to Tenant in “as is” condition. Tenant’s occupancy of the Storage Space and the term hereof shall commence on the date Landlord delivers the Storage Space to Tenant and shall expire on the close of the last day of any calendar month specified by Tenant or Landlord by notice to the other given at least thirty (30) days in advance. Tenant shall use the Storage Space for the purpose of storing files, office supplies, equipment, and other items used in the conduct of Tenant’s business in the Building and for no other purpose. The Storage Space shall be deemed part of the Premises for all purposes of the Lease except that Tenant shall not be required to pay Additional Rent for the Storage Space, except as hereinafter provided. In the event Tenant fails to surrender the Storage Space to Landlord by the close of the last day of the calendar month specified in the notice of termination from Landlord or Tenant, Tenant shall pay to Landlord $500.00 per month. 3. Tenant warrants and represents that it has dealt with no broker in connection with this First Amendment. 4. Except as herein amended, the Lease is ratified and affirmed.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the date first set forth above.

LANDLORD:

RMR West LLC

By: /s/ Ethan Bornstein
Ethan Bornstein
President

TENANT:

Sonesta International Hotels Corporation

By: /s/ Carlos Flores
Name: Carlos Flores
Title: President & CEO

{B1933109; 1}